Exhibit 10.1

CERTAIN PERSONALLY IDENTIFIABLE INFORMATION (SUCH AS ADDRESSES AND IDENTIFICATION NUMBERS) HAS BEEN EXCLUDED FROM THIS EXHIBIT

Amended and Restated Employment Agreement

Duly made and executed on October 15, 2025

By and Between

Pluri Biotech Ltd.

Company number 513371666

Address: Matam Park, Building #5, Haifa 3508409 Israel

(hereinafter the “Company”)

and

Liat Zalts

I.D. [***]

Address: [***]

(hereinafter the “Employee”)

WHEREAS, the Employee has been continuously employed by the Company since December 11, 2022, initially under an Employment Agreement dated October 2, 2022, and thereafter under an Employment Agreement dated September 18, 2024, which included her appointment as Chief Financial Officer and Appendix 2 governing non-disclosure and non-competition obligations; and the parties now wish to enter into this Employment Agreement, effective October 1, 2025, to set forth the terms and conditions of the Employee’s continued employment as Chief Financial Officer and Treasurer, which agreement shall supersede and replace all prior employment agreements between the parties, except as otherwise determined herein; and

WHEREAS, the terms of the Employee’s employment under this Agreement have been reviewed and approved by the Compensation Committee of Pluri Inc. (the “Parent Company”) on September 29, 2025, and by the Board of Directors of the Parent Company on October 13, 2025, in each case in accordance with the Parent Company’s corporate governance requirements.

NOW, THEREFORE, in consideration of the undertakings of the parties, it is hereby agreed:

1.	duties and responsibilities.

1.1.	Position. The Employee shall serve in the position of Chief Financial Officer and Treasurer, as set forth in Appendix 1 hereto, and shall report to Company’s CEO, or as set forth in Appendix 1.

1.2.	Exclusivity. Unless the Company agrees otherwise (in advance and in writing), the Employee (i) shall devote her full working time (as defined herein), attention, energies, skills, knowledge and experience to the faithful, responsible, competent, diligent, and conscientious performance of her duties and responsibilities hereunder and best efforts to the business and affairs of the company; (ii) shall not engage in or be associated with, directly or indirectly, any business which is competitive, directly or indirectly, with the business of the Company, as more fully described in Appendix 2 to the Employment Agreement dated September 18, 2024, which Appendix 2 is hereby incorporated by reference and shall continue in full force and effect under this Agreement; and (iii) shall not undertake or accept any other paid or unpaid employment or occupation.

1.3.	Traveling. The Employee’s employment may require travel outside Israel and the Employee agrees to such travel as may be necessary in order to fulfill her duties hereunder. The Employee shall engage in such travel as may reasonably be required in connection with the performance of her duties. All reasonable travel and other expenses incurred by the employee (in accordance with the policies as established from time to time) in carrying out her duties hereunder will be reimbursed by the Company on presentation to it of expense accounts and appropriate documentation in accordance with the customary procedures of the Company for reimbursement of employee expenses.

1.4.	Compliance. Without derogating from the above, the Employee shall act in accordance with the Company’s policies, regulations and general instructions as shall be published and updated from time to time, including, but not limited to, the Company’s Sexual Harassment Policies, the Company’s Insider Trade Policy, the Company’s whistle blowing policy, the Company’s Ethic Code etc. Without derogating from the provisions of Section 2.4 below, in the event of a breach of this Section 1.4 or any of the policies mentioned herein, Company shall have the right to immediately terminate this Agreement without prior notice, based on Company’s sole discretion.

1.5.	Exclusivity of Agreement. This Agreement is personal and special, and exclusively defines the entire relationship between the Company and the Employee and all compensation and/or benefits to which the Employee is entitled from the Company. This Agreement supersedes any prior agreements, understandings and arrangements, oral or written, applied, exchanged or signed between the parties hereto with respect to the subject matter hereof. The Employee shall not be entitled to, and shall not demand, any other compensation and/or benefit from the Company, unless explicitly provided for hereunder, and no practice and/or custom existing between the Company and other employees, if any, shall apply to the relationship between the Employee and the Company, unless explicitly incorporated into this Agreement, and then only to the extent so incorporated. This Agreement shall be considered as a notification of the terms of employment as required by law.

1.6.	Capacity and Working Week. Employee shall work on a full-time basis (constituting 182 monthly hours). Employee shall be entitled to a half-hour break every day, which will not be counted towards Employee’s working time. The weekly rest day shall be Saturday. The customary working week at the Company is Sunday through Thursday, and the customary work day is between 9:00am to 18:00pm (such that it shall consist of 9 hours per working day, except for a one fixed day of the week, to be determined by the Company, that shall consist of only 8 working hours). Notwithstanding the foregoing, it is hereby clarified that due to Employee’s duties, she may be required to perform overtime work, as further described herein.

2.	TERM AND TERMINATION.

2.1.	Term of Engagement. The Employee’s employment with the Company commenced on December 11, 2022, and has continued since that date. This Agreement shall take effect as of the date set forth in Appendix 1 (the “Effective Date”) and, from such date, shall govern the terms and conditions of the Employee’s continued employment with the Company. The employment shall remain in force until terminated by either party by providing prior written notice of termination or resignation for the period set forth in Appendix 1 (the “Notice Period”) (the “Term”).

2.2.	Notice Period. During the Notice Period, the Employee shall continue to provide all services per this Agreement in full and in a proper manner and shall cooperate with the Company and use her best efforts to assist in the integration into the Company’s organization of the person or persons who will assume the Employee’s responsibilities. Notwithstanding the above, the Company shall be entitled to waive the Employee’s services with the Company during the Notice Period or any part thereof and/or terminate the employer-employee relationship prior to the completion of the Notice Period. In such event, the Company shall pay the Employee the amount equal to the compensatory payment as required by the Prior Notice Law, and the Employee shall immediately return to the Company any and all equipment provided to her by the Company (including any car, computer, documents, data, etc.).

2.3.	Adjustment Period. The parties agree that in the event of the termination of the employment for any reason (other than for Justifiable Cause), or in the event of a Change of Control (as defined herein) during or following which (and up to 12 months of such Change of Control) the employment terms of Employee (including position, authority, etc.) and/or the rights she is entitled to under this Agreement will be subject to an adverse change by Company (regardless of whether or not the employment of Employee was actually terminated), or Change in Control which led to the termination of employment by either party, regardless of reason (the “Change of Control Trigger Event”), the Employee will be entitled to an adjustment period commencing on the expiration of the Notice Period and continuing for three (3) months, which period shall increase by an additional two (2) weeks for each completed year of employment after June 30, 2026, provided that the Adjustment Period shall not exceed six (6) months (the “Adjustment Period”).

During the Adjustment Period, the Employee shall be entitled to receive from the Company: (i) the Base Salary; (ii) the use of a Company vehicle (or an equivalent payment), (iii) maintenance of telephone, (iv) Company contributions to Pension Insurance and Education Fund, and (v) any other elements of compensation to which the Employee is entitled under this Agreement (collectively, the “Adjustment Fee”), payable on a monthly basis.

During the Adjustment Period, the Employee shall make herself reasonably available to the Company as may be mutually agreed. For the avoidance of doubt: (i) in the event of a Change of Control Trigger Event, the Employee shall also be entitled to amounts equivalent to those payable under the Notice Period; (ii) if the Adjustment Fee is paid pursuant to a Change of Control Trigger Event and the Employee’s employment is terminated within 12 months of such Change of Control, no additional Adjustment Fee shall be paid; and (iii) if the Adjustment Fee is payable pursuant to a Change of Control Trigger Event, the salary used for this calculation shall be the salary in effect prior to any reduction (if applicable).

2.4.	Termination for Justifiable Cause. Notwithstanding the provisions of Sections 2.2 above, the Company shall have the right to terminate this Agreement and the employer-employee relationship hereunder at any time for a Justifiable Cause (as defined below), by giving the Employee a notice of termination for cause.

The term “Justifiable Cause” shall mean (a) indictment or conviction of the Employee for committing a crime; or (b) a serious breach of trust including but not limited to theft, fraud, disclosure to unauthorized persons or entities of confidential or proprietary information of the Company and/or the engaging by the Employee in any business competitive to the business of the Company; or (c) any breach of Sections 4 or 5 of this Agreement; or (d) any sexual harassment; or (e) violent behavior; or (f) consistent noncompliance with Company’s policies, orders and regulations; or (g) performance, by the Employee, of any act that entitles the Company to dismiss her without paying her any or partial severance pay in connection with such dismissal under applicable law.

2.5.	Final Settling. At the end of the employer-employee relationship, the Company and the Employee shall conduct a final settling of the Employee’s accounts to be held according to the Company’s records. Such settling of accounts shall be final and no party shall have any further claim or demand from the other party. It is agreed that, subject to the applicable laws, the Company shall be entitled to deduct any amount the Employee shall owe the Company at such time from the amounts she shall be entitled to.

2.6.	Release of funds. It is hereby agreed between the parties that at the end of the employment relationship, other than upon termination in circumstances justifying dismissal without any or partial severance pay under applicable law, all sums accumulated in the Employee’s pension insurance policies (after completion of payment of all premiums previously due with respect to such pension insurance policies), shall be released and transferred to the Employee. The Company and Employee agree and acknowledge that in the event the Company transfers ownership of Employee’s pension insurance policies to the Employee, the severance portion thereof shall constitute full and final payment towards any severance pay the Company may be required to pay to the Employee pursuant to the Severance Pay Law 5727-1963, and that this section is in accordance with the provisions of section 14 of the Severance Pay Law 5727-1963, and with the general approval of the labor minister, dated June 30, 1998 (issued in accordance with the said section 14).

2.7.	Return of Equipment. At the end of the employer-employee relationship the Employee shall return to the Company any and all documents, professional literature, equipment and property belonging to the Company, which may be in Employee’s possession at such time. Should the Employee refuse and/or fail to do so, the Company shall have the right, in addition to any other remedy available under any law, to offset the value of such property (as shall be determined solely by the Company) from the amounts (if any) that the Employee might be entitled to.

2.8.	Degree of Trust. Employee understands and acknowledges that due to the nature of his work and duties, she may be required to work during overtime hours. Employee further acknowledges that since her positions involved a high and special degree of trust, and since the Company cannot keep specific track of all of the Employee’s overtime hours, the provisions of Work and Rest Law, 5711-1951 regarding overtime pay shall not apply to Employee, and that the Base Salary has been determined while taking into account reasonable capacity of overtime work by Employee.

3.	Base Salary and benefits.

3.1.	Base Salary

3.1.1.	General. The Company shall pay the Employee a Base monthly salary in the amount set forth in Appendix 1 (the “Base Salary”). As detailed below, the Base Salary is inclusive of overtime payment and special monthly non-competition compensation (as such terms are defined below). It is clarified that the Base Salary alone shall be taken into account in calculating and determining Employees social and/or fringe benefits (including with respect to any allocation in favor of pension, severance and/or education fund).

The Base Salary shall be comprehensive and all-inclusive and it shall be deemed to embody any and all compensation the Employee shall be entitled to in connection with her employment by the Company.

3.1.2.	Payment. The Base Salary for each month shall be payable until the 9th calendar day of the following calendar month.

3.1.3.	Occasional Benefits. Any benefit, of any kind, granted to the Employee by the Company and which is not specified in this Agreement (a “Benefit”), shall be deemed as a non-recurring event, and shall neither give rise to any new right of the Employee, nor constitute a practice and/or custom and/or precedent between the parties which shall obligate the Company on any additional and/or other occasions. It is hereby agreed, that any such Benefit shall be a supplement above and beyond the Employee’s Base Salary, and shall not to be taken into account for the purpose of calculating the Employee’s social entitlements or rights.

3.1.4.	Tax Deductions. The Company shall legally deduct and withhold income tax payments and any other obligatory payments, such as social security and health insurance, from all the payments, which shall be paid to the Employee in accordance with this Agreement and as required by law at such time.

3.2.	Non-Competition Compensation. The Employee acknowledges that an amount equal to 10% of the Base Salary is paid to her as a special supplementary monthly compensation in consideration for the Employee’s obligation not to perform any Competitive Activity (as stated in Section 4 of Appendix 2 to the Employment Agreement dated September 18, 2024, which Appendix 2 is hereby incorporated by reference into this Agreement and shall continue in full force and effect; the “Special Non-Competition Compensation”); the “Special Non-Competition Compensation”). The specific amount of Non-Competition Compensation (which may be updated pursuant to any change in the Base Salary amount) is detailed in Appendix 1. The Employee warrants and represents that the Special Non-Competition Compensation amount constitutes real, appropriate and full compensation for any prejudice she may suffer due to her obligation not to engage with any competitive activity, including but not limited to restriction of her freedom of employment.

3.3.	Recuperation Pay. The Employee shall be entitled to Recuperation Pay (“Dmey Havra’a”) in accordance with the applicable law.

3.4.	Vacation. The Employee shall be entitled to the number of workdays’ vacation in each calendar year, as set forth in Appendix 1. The Employee is obligated to use at least seven (7) consecutive vacation days during each calendar year, commencing on the Commencement Date (as defined in Appendix 1) and during each calendar year thereafter. To the extent permitted by law, unused vacation days may be carried forward from one calendar year to the next. Any vacation days that are unused within two (2) years following the year in which they were accumulated, shall expire.

3.5.	Sick Leave. The Employee shall be entitled to paid sick leave according to the law or in accordance with the Company’s policies, as amended from time to time.

3.6.	Pension Insurance. The Company and the Employee will obtain and maintain Managers Insurance and/or a comprehensive Pension Fund according to the Employee’s choice (“Pension Insurance”). The Employee is entitled to receive the Company’s contribution for her Pension Insurance Policies (Pension Funds and/or Managers Insurance) from the date indicated in Appendix 1:

3.6.1.	The Company shall affect a Pension Insurance Policy (the “Policy”) for the Employee, and shall pay the percentages detailed in Appendix 1 towards such Policy, on account of severance pay and Tagmulim.

3.6.2.	The Company shall make additional payments, as detailed in Appendix 1, on account of disability insurance, in accordance with Company’s policies.

3.6.3.	Unless otherwise is indicated in Appendix 1, the Company shall deduct the percentage set forth in Appendix 1 from the Base Salary for Pension Insurance to be paid on behalf of the Employee towards such Policy.

It is clarified that the Employee shall bear any and all taxes, which may apply with respect to any contribution, which exceeds the recognized tax ceilings with respect to the Pension Insurance.

3.7.	Education Fund. The Employee is entitled to Education Fund payments from the date indicated in Appendix 1 (if at all) as follows:

3.7.1.	The Company shall pay a sum equal to a percentage that is detailed in Appendix 1 of the Base Salary for Education Fund and (ii) shall deduct a percentage that is detailed in Appendix 1 from the Base Salary for Education Fund to be paid on behalf of the Employee toward a further education fund. Use of this fund shall be in accordance with the policies of the relevant fund.

3.7.2.	With respect to Education Fund payment, the Employee may elect that the salary base of calculation shall be less than the Base Salary. In such event, the balance between the amounts that would have be allocated by the Company towards such Education Fund had the entire Base Salary would have been taken into account, and the amount actually allocated by the Company pursuant to the Employee’s request shall be paid as an additional compensation (gross) together with the Base Salary and shall not be taken into account with respect to any social or fringe benefit such as pension, severance payments, education fund etc., and will not be considered as part of the Base Salary for all intents and purposes. In such case, the Employee will inform the Company of such request and will sign a written consent.

3.8.	Military Reserve Duty. The Employee shall inform the Company of any military reserve duty the Employee has been ordered to perform, immediately after she has been notified of the same. The Employee undertakes to provide the Company with proper confirmation of active military reserve duty, so that the Company may collect from the national insurance institute all amounts to which the Employee or the Company is entitled in connection with such service.

3.9.	Cellular Phone. The Company will provide the Employee with a personal cellular phone and shall bear expenses associated with the usage of the employee’s personal cellular phone as indicated in Appendix 1. Any tax withholding arising out of this reimbursement shall be solely borne by the employee.

3.10.	Vehicle. In order to fulfill its duties, the Company will provide the Employee with a private car as indicated in Appendix 1 or a similar executive vehicle at the Company’s sole discretion or reimburse the Employee’s car expenses in a fix amount as indicated in Appendix 1 in case the Employee will decide to use her personal car. The Company will bear all the payments to the leasing company as well as all the current expenses involved in the maintenance of the vehicle, including fuel, parking, insurance, a subscription to travel on toll roads and the like. It is hereby clarified that the Employee shall be entitled to continue to hold and use the vehicle during the period of prior notice, whether in the event of dismissal or in the event of resignation, whether she worked during these periods or not.

3.11.	Stock based awards. During the term of this Agreement, subject to the below approvals, the Employee shall be entitled to participate in any of the Parent Company equity compensation plans, whether currently in existence or as may be adopted in the future by the Parent Company’s shareholders, from time to time (the “Plan”), and may be granted such awards, pursuant to any relevant grant instruments, that may be granted in accordance with the Plan (the “Awards”) as shall be determined by the Board and/or the Parent Company’s Compensation Committee. It is hereby clarified that the grant of the Awards is subject to (a) the approval of the Parent Company’s Board of Directors and/or Compensation Committee and (b) execution of any documents required pursuant to applicable law and the terms of the Plan, including execution of a grant Award agreement, and an irrevocable proxy. The terms of the Award, including but not limited to, the number of Awards granted, the exercise price, vesting period, adjustments and exercise period shall be determined in accordance with the provisions of the Plan and the executed grant Award agreement.

Employee shall be entitled to immediate acceleration of the unvested Awards in the following circumstances: (i) in case of the termination of the Company of this Employment Agreement, 100% of any unvested Awards; (ii) in case of the termination of Employee of this Employment Agreement, 50% of any unvested Awards; and (iii) in the event of a Change of Control (as hereinafter defined) of the Parent Company (or the Company), 100% of any unvested Awards.

For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following: (i) any one person, or more than one person acting as a group, acquires ownership of stock of the Parent Company that, together with stock held by such person or group, constitutes more than thirty percent (30%) of the total voting power of the stock of the Parent Company; (ii) any consolidation or merger of the Parent Company into another corporation or entity where the stockholders of the Parent Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, securities representing in the aggregate more than fifty percent (50%) of the combined voting power of all the outstanding securities of the surviving corporation (or of its ultimate parent corporation, if any); (iii) the sale, lease or other transfer of all or substantially all of the Parent Company’s assets to an independent, unaffiliated third party in a single transaction or a series of related transactions; or (iv) the date that a majority of the members of the Parent Company’s Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Parent Company’s Board of Directors prior to the date of the appointment or election. Any tax imposed on Employee with respect to the grant and/or the exercise of the Award shall be borne by the Employee.

3.12.	Target Bonus. Subject to meeting milestones determined annually by the Company’s Compensation Committee and/or the Board, the Employee shall be entitled to a performance bonus in a gross amount of up to five and a half times (5.5) of the Base Salary.

3.13.	Special Bonus. Employee shall be entitled to receive performance based bonus of 0.5% of the sums actually received by the Company during the Term, as well as the Notice Period and Adjustment Period, in case of: (i) consummation of a merger, acquisition or sale of all or substantially all of the outstanding securities or assets of the Company; (ii) non-diluting funding; and (iii) any other significant corporate transactions, including the equity component of such transaction, as determined by the Parent Company’s Board of Directors. Employee is entitled to receive such Special Bonus on events that materialized during the Notice Period and during the Adjustment Period. In addition, the Employee shall be entitled to up to the equivalent of three times the Base Salary at the discretion of the Board for extraordinary performance or achievements.

3.14.	D&O Insurance and indemnification. The Company agree to continue and maintain a directors’ and officers’ liability insurance policy covering the Employee at a level, and on terms and conditions, no less favorable to her than the coverage the Company provides other similarly-situated executives or directors until such time as suits against the Employee are no longer permitted by law. Furthermore, the Company shall act to provide indemnification to the Employee in his capacity as an officer of the Company.

4.	proprietary information AND WORK PRODUCT; EQUIPMENT.

4.1.	Non-Disclosure and Non-Competition Agreement. The Employee acknowledges that she has previously executed the Non-Disclosure and Non-Competition Agreement Appendix 2 to the Employment Agreement dated September 18, 2024 (the “2024 NDA/Non-Comp Agreement”), which agreement is hereby incorporated by reference and shall continue in full force and effect under this Agreement.

4.2.	Monitoring of Systems. The Company’s Systems (as defined below) or access which is provided to the Employee are and shall remain the sole property of the Company. The Employee shall use such Systems for business purposes only. To ensure the security of such Systems and to protect the Company’s confidential and proprietary information, the Company reserves the right, and the Employee hereby agrees that the Company and anyone on its behalf may, at any time and for any purpose, monitor the Employee’s use of the Systems and monitor, copy, transfer and disclose all electronic communications and content transmitted by or stored in such Systems, regardless of the location, time or purpose of such use (other than protected private use in accordance to law). For the purposes of this Section 4.2, “Systems” include any equipment and software of any kind, including Employee’s computer, Company’s mailbox, Company’s and/or Employee’s telephone, etc. Employee acknowledges and approves that the provisions of this Section 4.2 are reasonable in light of the Employee’s position with the Company, in the course of which the Employee has and shall gain broad knowledge of the Company’s proprietary information.

4.3.	Employee understands and acknowledges that for internal corporate, HR, finance and enterprise reasons, Company may share, transfer, convey and make available certain personal information of the Employee (such as personal and demographic information, financial, personal records, or other personally identifiable information) (collectively: the “Employee Information”) to the Parent and its respective personnel, consultants, advisors and officers. Employee further understands that Parent is operating outside the EEA and as such is not subject to privacy rules applicable in Israel and/or EEA. Nevertheless, Company shall take all reasonable efforts to make sure that the Parent maintains and treats the Employee Information in standards no less stringent than the privacy standards and requirements which apply to the Company.

4.4.	Survival. Sections 4 above will remain in full force and effect after termination of this Agreement.

5.	warranties.

5.1.	The Employee has the knowledge, abilities and skills required to perform the duties of her position.

5.2.	The Employee shall inform the Company, immediately upon becoming aware of any matter in which she or a member of her immediate family or affiliate has a personal interest or which might create a conflict of interests with her duties under this Agreement.

5.3.	In carrying out her duties under this Agreement, the Employee shall not make any representations, or give any guaranties on behalf of the Company, except as authorized to do.

5.4.	The Employee represents and warrants that on the effective date she will be free to provide services to the Company upon the terms contained in this Agreement and that there are no employment contracts, consulting contracts or restrictive covenants preventing full performance of her duties hereunder.

5.5.	The Employee represents and warrants that she will not use during the course of her employment with the Company any trade secrets or proprietary information that is the property of her previous employer(s) in such a manner that may breach any confidentiality or noncompetition agreement or other obligation the Employee may have with such former employer(s).

6.	general provisions.

6.1.	Appendix 2 to the Employment Agreement dated September 18, 2024, is hereby incorporated by reference into this Agreement and shall continue to apply as if attached hereto.

6.2.	In this Agreement words importing the masculine gender shall include the feminine gender.

6.3.	This Agreement shall not be amended, modified or varied by any oral agreement or representation or otherwise than by written instrument executed by either parties or their duly authorized representatives.

6.4.	This Agreement is personal to the Employee, and the Employee shall not assign or delegate her rights or duties to a third party, whether by contract, will or operation of law, without the Company’s prior written consent.

6.5.	This Agreement shall inure to the benefit of the Company’s successors and assigns.

6.6.	Each notice and/or demand given by one party pursuant to this Agreement shall be given in writing and shall be sent by registered mail to the other party at the address appearing in the caption of this Agreement, and such notice and/or demand shall be deemed given at the expiration of seven (7) days from the date of mailing by registered mail or immediately if delivered by hand. Such address shall be effective unless notice of a change in address is provided by registered mail to the other party.

6.7.	It is hereby agreed between the parties that the laws of the State of Israel shall apply to this Agreement. The legally authorized courts in the district of Tel Aviv, Israel, shall have exclusive jurisdiction over the parties hereto and subject matter hereof.

6.8.	No Waiver. No delay, failure, or forbearance to exercise any right, power, or remedy accruing to either party upon breach or default under this Agreement shall be deemed a waiver of any prior or subsequent breach or default of this Agreement, nor affect the validity of any provision of this Agreement.

6.9.	Integration. This Agreement sets forth the entire agreement between the parties on the subject hereof and supersedes any previous oral or written agreements, understandings, memoranda, emails, letters or representations on the subject matter hereof.

6.10.	Severance. If any one or more of the terms of this Agreement shall for any reason be held to be invalid or unenforceable, such term shall be construed in a manner to enable it to be enforced to the extent compatible with applicable law. Any determination of the invalidity or unenforceability of any provision of the Agreement shall not affect the remaining provisions hereof unless the business purpose of this Agreement is substantially frustrated thereby.

6.11.	The Company is not a party to any Collective Agreement.

6.12.	The foregoing, and the provisions set forth in the appendices, shall be without prejudice to any rights the Employee may have under applicable law, any Extension Order, or any Collective Bargaining Agreement that applies to the Employee.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written:

Pluri Biotech Ltd.		Employee

By:	/s/ Zami Aberman	By:	/s/ Liat Zalts
	/s/ Yaky Yanay		Liat Zalts
Zami Aberman, Director
Yaky Yanay, Chief Executive Officer

APPENDIX 1

Terms of Engagement

Employee Name: Liat Zalts

Section	Term	Summary
1.1	Position in the Company	Chief Financial Officer and Treasurer
1.1	Direct manager	Chief Executive Officer
2.1	Effective Date	October 1, 2025
2.1	Notice Period (mutual)	Either party may terminate the employment by providing prior written notice of 90 days
2.1 + 2.3	Adjustment Period	Upon termination (other than for Justifiable Cause) or a Change in Control Trigger Event, Employee is entitled to an Adjustment Period following the Notice Period, initially 3 months and increasing by two weeks per employment year from June 30, 2026, capped at 6 months. During this period, Employee receives Base Salary, benefits (vehicle, phone, pension, education fund), and other compensation elements under the agreement. Employee may reasonably be available to the Company, and any Adjustment Fee for a Change in Control is coordinated with amounts payable under the Notice Period.
3.1.1	Base Salary	NIS 55,000
3.4	Annual Vacation Days	23 days
3.6	Pension Insurance	For severance pay	8.33% of Base Salary
		For Tagmulim	6.5% of Base Salary for Pension Fund. No less than 6.5% and not more than 7.5% of Base Salary for Mangers Insurance
		For disability insurance	Not more than 2.5% of Base Salary but in accordance with the applicable plan that was selected by the Company
		Deduct from Employee (on account of Tagmulim)	6% of Base Salary for Manager’s Insurance or Pension Fund
3.7	Education Fund	Payment by Company	7.5 % of Base Salary for Education Fund, unless the Employee decides that such percentage will be calculated on a lower amount of Base Salary as described at 3.7.2
		Deduct from Employee (on account of education fund)	2.5 % of Base Salary for Education Fund, unless the Employee decides that such percentage will be calculated on a lower amount of Base Salary as described at 3.7.2
3.9	Cellular Telephone	Entitled to Cellular phone and reimbursement relevant expenses
3.10	Vehicle	Toyota Rav 4 or a model equivalent, in accordance with Company’s policy or a fixed amount of NIS 4,000
3.11	Acceleration of Unvested Awards	Employee is entitled to immediate acceleration of unvested Awards as follows: 100% upon termination by the Company, 50% upon voluntary termination by the Employee, and 100% upon a Change of Control of the Company or Parent Company
3.13	Special Bonus	Employee is entitled to: (i) 0.5% of sums actually received by the Company during the Term, Notice Period, and Adjustment Period for certain corporate events (merger, acquisition, sale of substantially all securities/assets, non-diluting funding, or other significant corporate transactions as determined by the Parent Company Board); and (ii) up to (3) X Base Salary at the discretion of Board of Directors of the Parent Company, for extraordinary performance or achievements.
3.12	Target Bonus	Subject to meeting milestones determined annually by the Company’s Compensation Committee and/or the Board of Directors of the Parent Company, the Employee shall be entitled to a performance bonus in a gross amount of up to (5.5) X Base Salary (46% of Base Salary).